UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2012

Vantage Drilling Company

(Exact name of registrant as specified in its charter)

Cayman Islands	001-34094	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Post Oak Boulevard, Suite 800 Houston, Texas		77056
(Address of principal executive offices)		(Zip Code)

(281) 404-4700

(Registrant’s telephone number, including area code)

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Purchase Agreement to Acquire Dragonquest

On March 20, 2012, Vantage Drilling Company (“Vantage”), through a wholly owned subsidiary, entered into a Purchase Agreement (the “Purchase Agreement”) with Valencia Drilling Corporation (“Valencia”), an affiliate of F3 Capital (“F3”), Vantage’s largest shareholder, for the acquisition of all of Valencia’s rights and obligations under the shipbuilding contract for the deepwater drillship called the “Dragonquest”, together with related rig equipment, for an aggregate purchase price of $164 million. As a result of the acquisition, Vantage will be responsible for paying to the builder the remaining balance under the shipbuilding contract, which Valencia currently estimates to be approximately $604.9 million (the “Estimated Delivery Amount”).

Pursuant to the Purchase Agreement, Vantage paid a non-refundable deposit of $3 million towards the purchase price upon signing and expects to pay $149 million upon closing of the transactions contemplated by the Purchase Agreement (the “Closing Payment”) as follows; (1) approximately $70 million in satisfaction of a bridge loan obtained by Valencia for purposes of financing the construction of the Dragonquest, (2) an amount, if any, in excess of the Estimated Delivery Amount to the builder under the shipbuilding contract for the Dragonquest, and (3) approximately $2 million as the final payment for certain equipment directly purchased by Valencia for the Dragonquest. The balance of the Closing Payment will be paid to Valencia. The remaining $12 million of the purchase price will become payable to Valencia within 120 days of closing. In addition, Vantage has agreed to pay $5 million of Valencia’s costs and expenses at closing.

The closing of the transactions contemplated by the Purchase Agreement is subject to specified closing conditions, including Vantage obtaining the financing necessary to fund the purchase price and remaining payments owed to the builder upon delivery of the Dragonquest. The Purchase Agreement contains a mutual termination fee of $15 million should either party fail to close the transaction before April 30, 2012 so long as the other party has met specified conditions.

Pursuant to the terms of the Purchase Agreement, Vantage agreed to defer payment of amounts owed by Valencia under its existing construction management agreement, and each of the construction management agreement and the management agreement (to which Vantage subsidiaries are party) pertaining to the Dragonquest will terminate in the event that the transactions contemplated by the purchase agreement close by April 30, 2012.

Voting Agreement and Irrevocable Proxy

As a condition to Vantage entering into the Purchase Agreement, F3 and Hsin-Chi Su, F3’s ultimate owner, entered into a voting agreement and irrevocable proxy pertaining to its ownership of ordinary shares of Vantage (the “Voting Agreement”). Under the Voting Agreement, F3 must vote its shares in favor of an increase in Vantage’s authorized capital by 100,000,000 ordinary shares and, for a period of twelve months after the date of the Purchase Agreement, the slate of directors approved by the Nominating & Corporate Governance Committee of Vantage’s Board of Directors. During the term of the Voting Agreement, F3 is permitted to suggest other individuals for nomination to the Board of Directors in substitution of any of the four F3-nominated directors that currently serve on the Board of Directors, subject to the Nominating & Corporate Governance Committee’s review and approval. In the event of a breach of the Voting Agreement by F3, Vantage has the right to cancel its obligations to F3 under the July 30, 2010 loan note issued by Vantage in the original principal amount of $60 million in conjunction with its acquisition of Mandarin Drilling Corporation (the “Loan Note”).

Vantage Undertaking Agreement

In connection with the execution of the Purchase Agreement, Vantage has agreed in a separate letter agreement to perform certain undertakings (the “Undertaking Letter”). Pursuant to the Undertaking Letter, Vantage must provide F3 with the right to subscribe for up to a 34.6% interest in certain offerings of ordinary shares or debt convertible into ordinary shares for twelve months following the closing of the Purchase Agreement. Subject to the rules, restrictions, and limitations of the NYSE Amex, F3 may apply the principal owed to it under the Loan Note to any such subscription. The Undertaking Letter also provides that for a period of twelve months following the closing of the Purchase Agreement, Vantage must not enhance the employment or management terms of certain members of founder management or enter into agreements containing more restrictive change of control provisions than currently in effect. Vantage must also use its best efforts to obtain the shipyard’s consent to assign to F3 Vantage’s option to construct a drillship similar to the Tungsten Explorer.

The above summary descriptions of the Purchase Agreement, the Voting Agreement and Undertaking Letter are qualified in their entirety by reference to the full text of those documents, which are filed with this Current Report on Form 8-K as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively. Also filed with this Current Report on Form 8-K as Exhibit 99.1 is the press release dated March 20, 2012 issued by Vantage in conjunction with the execution of the Purchase Agreement.

Item 9.01—Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Purchase Agreement by and among Dragonquest Holdings Company, Vantage Drilling Company and Valencia Drilling Company dated March 20, 2012.

10.2	Voting Agreement and Irrevocable Proxy by and among Vantage Drilling Company, F3 Capital and Hsin-Chi Su dated March 20, 2012.

10.3	Undertaking Letter of Vantage Drilling Company addressed to F3 Capital dated March 20, 2012.

99.1	Press Release of Vantage Drilling Company dated March 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANTAGE DRILLING COMPANY

Date: March 20, 2012	By:	/s/ Douglas G. Smith
Douglas G. Smith Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

10.1	Purchase Agreement by and among Dragonquest Holdings Company, Vantage Drilling Company and Valencia Drilling Company dated March 20, 2012.

10.2	Voting Agreement and Irrevocable Proxy by and among Vantage Drilling Company, F3 Capital and Hsin-Chi Su dated March 20, 2012.

10.3	Undertaking Letter of Vantage Drilling Company addressed to F3 Capital dated March 20, 2012.

99.1	Press Release of Vantage Drilling Company dated March 20, 2012.